Exhibit 99.1

PHINIA REPORTS SECOND QUARTER 2024 RESULTS

Auburn Hills, Michigan, July 30, 2024 – PHINIA Inc. (NYSE: PHIN), a leader in premium fuel systems, electrical systems, and aftermarket solutions, today reported results for the second quarter ended June 30, 2024.

Second Quarter Highlights:
•Net sales of $868 million, a decrease of 2.1% compared with Q2 2023.
◦Excluding $5 million of contract manufacturing sales, sales were down slightly compared to Q2 2023.
◦Lower commercial vehicle (CV) sales in Europe and light vehicle (LV) sales in China were partially offset by favorable mix within the Aftermarket segment.

•Operating income of $71 million and operating margin of 8.2%, representing a year-over-year increase of $15 million and 190 basis points (bps), respectively.
◦Driven primarily due to lower separation and transaction, supplier, and inflationary costs which were partially offset by lower revenues. Q2 2023 also benefited from retroactive customer recoveries.
◦Adjusted operating income of $84 million and adjusted operating margin of 9.7%, representing a year-over-year decrease of $10 million and 90 bps, respectively.

•Net earnings of $14 million and net margin of 1.6%, representing a year-over-year decrease of $21 million and 230 bps, respectively.
◦Net earnings were negatively impacted by a $15 million loss on the extinguishment of debt.

•Net earnings per diluted share of $0.31.
◦Adjusted net earnings per diluted share of $0.88 (excluding $0.57 per diluted share related to non-comparable items detailed in the non-GAAP appendix below).

•Adjusted EBITDA of $117 million with adjusted EBITDA margin of 13.6%, representing a year-over-year decrease of $13 million and 110 bps, respectively.
◦Impacted by an increase in employee costs, including standalone company costs, transactional currency losses and lower sales.

•Net cash generated by operating activities of $109 million, representing a year-over-year increase of $43 million.
◦ Adjusted free cash flow was $108 million.
•Repurchased $90 million of outstanding shares with $13 million remaining on $150 million share repurchase program.
Key Wins in Strategic Growth Markets:
New business wins remained strong across all end markets. A few examples of new business awards in Q2 are:

•Contract extension for gasoline fuel delivery modules for a 2-wheeler with a leading global Original Equipment Manufacturer (OEM), supporting the customer mostly in the Indian market.

•Conquest business win to supply fuel delivery modules to a leading luxury global OEM for three of its LV platforms in the Asian, North American, and European markets.

•Awarded an ECU contract to augment a previously awarded GDi fuel system; a major win as this is the first full-system package utilizing PHINIA’s complete hardware, software and calibration; This is a conquest win that adds additional content with a leading domestic Chinese OEM, in the LV segment, supporting both the Chinese and export markets.

Brady Ericson, President, and Chief Executive Officer of PHINIA commented: “This month, we celebrate our first anniversary as a standalone entity. During our first year, we successfully executed the financial, operational and capital allocation strategies that we described in our pre-spin Investor Day. We generated strong free cash flow and returned over $180 million to shareholders in the form of share repurchases and dividends. We made tremendous progress by exiting the Transition Services Agreements and all material Contract Manufacturing Agreements with our former parent. And, lastly, we continued to build on our reputation as a well-known and trusted supplier to drive long-term customer relationships, which, together with recent conquest wins, are translating into significant new business. Our accomplishments from the past year are being recognized, as evidenced by PHINIA’s recent addition to the Russell 2000.

As we look at the second quarter results, our top line reflects solid performance from our Aftermarket segment, particularly in Europe, offset by weaker CV sales in Europe and lower LV sales in China, due to challenging macro conditions for our Fuel Systems segment. Our cash generation remains healthy, with adjusted free cash flow of $108 million in the quarter and $121 million year to date.

Although we are not adjusting our sales guidance range, we do see sales coming in at the low end of the range due to the softer than expected OE markets. However, we are confident in our strategies as our Aftermarket segment remains resilient, we are remaining financially and operationally disciplined during this down cycle, and we expect many new product and technology launches in the coming years.”

Balance Sheet and Cash Flow:

The Company ended the quarter with cash and cash equivalents of $339 million and $499 million of available capacity under its Revolving Credit Facility. Long-term debt at quarter end was $821 million.

Capital expenditures during the quarter were $17 million with the funds primarily used for investments in new machinery and equipment related to new program launches. Dividends paid to shareholders in the quarter were $11 million while share repurchases totaled $90 million. Net cash provided by operating activities was $109 million and adjusted free cash flow was $108 million.

2024 Full Year Guidance:

The Company expects its FY 2024 outlook for net sales and adjusted sales to be at the low end of the previously provided ranges, with net sales of $3.42 billion to $3.58 billion, adjusted sales of $3.40 billion to $3.55 billion, adjusted EBITDA of $470 million to $510 million, and adjusted EBITDA margin of 13.8% to 14.4%. PHINIA continues to expect to generate $160 million to $200 million in adjusted free cash flow. The Company has revised its adjusted tax rate expectation to be in the 33% to 37% range and therefore now expects net earnings and margin of $100 million to $140 million and 2.9% to 3.9%, respectively.

The Company will host a conference call to review second quarter 2024 results and take questions from the investment community at 8:30 a.m. ET today. This call will be webcast at PHINIA Q2 2024 Earnings Call. Additional presentation materials will be available at Investors.phinia.com.

About PHINIA

PHINIA is an independent, market-leading, premium solutions and components provider with over 100 years of manufacturing expertise and industry relationships, with a strong brand portfolio that includes DELPHI®, DELCO REMY® and HARTRIDGE®. With over 13,000 employees across 44 locations in 20 countries, PHINIA is headquartered in Auburn Hills, Michigan, USA.

Across commercial vehicles and industrial applications (heavy-duty and medium-duty trucks, off-highway construction, marine, aviation, and agricultural), and light vehicles (passenger cars, trucks, vans and sport-utility), we develop fuel systems, electrical systems and aftermarket solutions designed to keep combustion engines operating at peak performance, while at the same time investing in advanced technologies to unlock the potential of alternative fuels.

By providing what the market needs today to become more efficient and sustainable, while also developing innovative products and solutions to contribute to lower carbon mobility, we are the partner of choice for a diverse array of customers – powering our shared journey toward a cleaner tomorrow.

(DELCO REMY is a registered trademark of General Motors LLC, licensed to PHINIA Technologies Inc.)

IR contact:
Kellen Ferris
Vice President of Investor Relations
investors@phinia.com
+1 574-210-5713

Media contact:
Kevin Price
Global Brand & Communications Director
media@phinia.com
+44 (0) 7795 463871
# # #

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact that provide current expectations or forecasts of future events based on certain assumptions and are not guarantees of future performance. Forward-looking statements use words such as “anticipate,” “believe,” “continue,” “could,” “designed,” “effect,” “estimate,” “evaluate,” “expect,” “forecast,” “goal,” “initiative,” “intend,” “likely,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” or other words of similar meaning.

Forward-looking statements are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. Risks, uncertainties, and factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to: adverse changes in general business and economic conditions, including recessions, adverse market conditions or downturns impacting the vehicle and industrial equipment industries; our ability to deliver new products, services and technologies in response to changing consumer preferences, increased regulation of greenhouse gas emissions, and acceleration of the market for electric vehicles; competitive industry conditions; failure to identify, consummate, effectively integrate or realize the expected benefits from acquisitions or partnerships; pricing pressures from original equipment manufacturers (OEMs); inflation rates and volatility in the costs of commodities used in the production of our products; changes in U.S. administrative policy, including changes to existing trade agreements and any resulting changes in international trade relations; our ability to protect our intellectual property; failure of or disruption in our information technology infrastructure, including a disruption related to cybersecurity; our ability to identify, attract, retain and develop a qualified global workforce; difficulties launching new vehicle programs; failure to achieve the anticipated savings and benefits from restructuring and product portfolio optimization actions; extraordinary events (including natural disasters or extreme weather events), political disruptions, terrorist attacks, pandemics or other public health crises, and acts of war; risks related to our international operations; the impact of economic, political, and market conditions on our business in China; our reliance on a limited number of OEM customers; supply chain disruptions; work stoppages, production shutdowns and similar events or conditions; governmental investigations and related proceedings regarding vehicle emissions standards, including the ongoing investigation into diesel defeat devices; current and future environmental and health and safety laws and regulations; the impact of climate change and regulations related to climate change; liabilities related to product warranties, litigation and other claims; compliance with legislation, regulations, and policies, investigations and legal proceedings, and new interpretations of existing rules and regulations; tax audits and changes in tax laws or tax rates taken by taxing authorities; volatility in the credit market environment; impairment charges on goodwill and indefinite-lived intangible assets; the impact of changes in interest rates and asset returns on our pension funding obligations; the impact of restrictive covenants and requirements in the agreements governing our indebtedness on our financial and operating flexibility; our ability to achieve some or all of the benefits that we expect to achieve from the spin-off; other risks relating to the spin-off, including a determination that the spin-off does not qualify as tax-free for U.S. federal income tax purposes, restrictions and obligations under the Tax Matters Agreement, and our or BorgWarner Inc.’s failure to perform under, and any dispute relating to, the various transaction agreements; and other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission.

We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PHINIA Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except earnings per share)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Fuel Systems	$518	$551	$1,045	$1,060
Aftermarket	350	336	686	662
Net sales	868	887	1,731	1,722
Cost of sales	680	698	1,351	1,361
Gross profit	188	189	380	361
Gross margin	21.7%	21.3%	22.0%	21.0%

Selling, general and administrative expenses	112	103	216	202
Other operating expense, net	5	30	22	45
Operating income	71	56	142	114

Equity in affiliates’ earnings, net of tax	(2)	(3)	(5)	(6)
Interest expense	39	6	61	12
Interest income	(4)	(2)	(8)	(5)
Other postretirement expense (income), net	1	(1)	1	(1)
Earnings before income taxes	37	56	93	114

Provision for income taxes	23	21	50	44
Net earnings	$14	$35	$43	$70

Earnings per share— diluted	$0.31	$0.74	$0.93	$1.49

Weighted average shares outstanding — diluted	45.7	47.0	46.1	47.0

PHINIA Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)
	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$339	$365
Receivables, net	964	1,017
Inventories	471	487
Prepayments and other current assets	84	58
Total current assets	1,858	1,927
Property, plant and equipment, net	870	921
Other non-current assets	1,145	1,193
Total assets	$3,873	$4,041

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	$13	$89
Accounts payable	572	639
Other current liabilities	420	420
Total current liabilities	1,005	1,148
Long-term debt	821	709
Other non-current liabilities	300	297
Total liabilities	2,126	2,154

Total equity	1,747	1,887
Total liabilities and equity	$3,873	$4,041

PHINIA Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
OPERATING
Net cash provided by operating activities	$109	$66	$140	$33
INVESTING
Capital expenditures, including tooling outlays	(17)	(42)	(60)	(80)
Payments for investment in equity securities	—	(2)	—	(2)
Proceeds from asset disposals and other, net	—	2	1	2
Net cash used in investing activities	(17)	(42)	(59)	(80)
FINANCING
Net decrease in notes payable	(75)	—	(75)	—
Proceeds from issuance of long-term debt	525	—	525	—
Payments for debt issuance costs	(9)	—	(9)	—
Repayments of debt, including current portion	(425)	—	(428)	—
Dividends paid to PHINIA stockholders	(11)	—	(23)	—
Payments for purchase of treasury stock	(90)	—	(113)	—
Payments for stock-based compensation items	—	—	(3)	—
Cash outflows related to debt due to former parent	—	6	—	(94)
Cash inflows related to debt due from former parent	—	6	—	36
Net transfers to former parent	—	(9)	—	58
Net cash used in financing activities	(85)	3	(126)	—
Effect of exchange rate changes on cash	7	5	19	9
Net decrease in cash and cash equivalents	14	32	(26)	(38)
Cash and cash equivalents at beginning of period	325	181	365	251
Cash and cash equivalents at end of period	$339	$213	$339	$213

PHINIA Inc.
Net Debt (Unaudited)
(in millions)

	June 30, 2024	December 31, 2023
Total debt	$834	$798
Cash and cash equivalents	339	365
Net debt	$495	$433

Non-GAAP Financial Measures
This press release contains information about PHINIA’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (GAAP). Such non-GAAP financial measures are reconciled to their most directly comparable GAAP financial measures below. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by PHINIA may not be comparable to similarly titled measures reported by other companies.

A reconciliation of each of projected Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort. The inability to provide each reconciliation is due to the unpredictability of the amounts and timing of events affecting the items we exclude from the non-GAAP measure.

Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as net earnings less interest, taxes, depreciation and amortization, adjusted to exclude the impact of restructuring expense, separation and transaction costs, other postretirement income and expense, equity in affiliates' earnings, net of tax, impairment charges, other net expenses, and other gains and losses not reflective of our ongoing operations. Adjusted EBITDA margin is defined as adjusted EBITDA divided by adjusted sales.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, separation and transaction costs, intangible asset amortization expense, impairment charges, other net expenses, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by adjusted sales.

Adjusted Sales
The Company defines adjusted sales as net sales adjusted to exclude certain agreements with BorgWarner that were entered into in connection with the spin-off.

Adjusted Net Earnings Per Diluted Share
The Company defines adjusted net earnings per diluted share as net earnings per share adjusted to exclude the tax-effected impact of restructuring expense, separation and transaction costs, impairment charges, other net expenses, and other gains, losses and tax amounts not reflective of the Company’s ongoing operations.

Adjusted Free Cash Flow
The Company defines adjusted free cash flow as net cash provided by operating activities after adding back adjustments related to the ongoing effects of separation-related transactions, less capital expenditures, including tooling outlays.

Adjusted Sales (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Fuel Systems net sales	$518	$551	$1,045	$1,060
Spin-off agreement adjustment	(5)	—	(22)	—
Fuel Systems adjusted sales	513	551	1,023	1,060

Aftermarket net sales	350	336	686	662
Adjusted sales	$863	$887	$1,709	$1,722
_________________

Adjusted Operating Income and Operating Income Margin (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating income	$71	$56	$142	$114
Separation and transaction costs	3	41	20	59
Intangible asset amortization expense	7	7	14	14
Restructuring expense	3	2	5	6
Royalty income from Former Parent	—	(12)	—	(17)
Adjusted operating income	$84	$94	$181	$176

Net sales	$868	$887	$1,731	$1,722
Operating margin %	8.2%	6.3%	8.2%	6.6%
Adjusted sales	$863	$887	$1,709	$1,722
Adjusted operating margin %	9.7%	10.6%	10.6%	10.2%
____________________________

Adjusted EBITDA and EBITDA Margin (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net earnings	$14	$35	$43	$70
Depreciation and tooling amortization	33	36	67	70
Provision for income taxes	23	21	50	44
Intangible asset amortization expense	7	7	14	14
Interest expense	39	6	61	12
Interest income	(4)	(2)	(8)	(5)
EBITDA	112	103	227	205
Separation and transaction costs	3	41	20	59
Restructuring expense	3	2	5	6
Other postretirement expense (income), net	1	(1)	1	(1)
Royalty income from Former Parent	—	(12)	—	(17)
Equity in affiliates' earnings, net of tax	(2)	(3)	(5)	(6)
Adjusted EBITDA	$117	$130	$248	$246

Adjusted sales	$863	$887	$1,709	$1,722
Adjusted EBITDA margin %	13.6%	14.7%	14.5%	14.3%

Net Earnings to Adjusted Net Earnings (Unaudited)
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net earnings	$14	$35	$43	$70

Separation and transaction costs	3	41	19	59
Loss on extinguishment of debt	15	—	15	—
Intangible asset amortization	6	6	12	13
Restructuring expense	2	1	4	4
Royalty income from Former Parent	—	(9)	—	(14)
Tax adjustments	—	2	(2)	—

Adjusted net earnings	$40	$76	$91	$132

Adjusted Net Earnings Per Diluted Share (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net earnings per diluted share	$0.31	$0.74	$0.93	$1.49

Loss on extinguishment of debt	0.33	—	0.33	—
Intangible asset amortization expense	0.13	0.12	0.26	0.27
Separation and transaction costs	0.05	0.86	0.40	1.24
Restructuring expense	0.05	0.03	0.09	0.09
Royalty income from Former Parent	—	(0.19)	—	(0.30)
Tax adjustments	0.01	0.05	(0.03)	0.01

Adjusted net earnings per diluted share	$0.88	$1.61	$1.98	$2.80

Adjusted Free Cash Flow (Unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$109	$66	$140	$33
Capital expenditures, including tooling outlays	(17)	(42)	(60)	(80)
Effects of separation-related transactions	16	41	41	60
Adjusted free cash flow	$108	$65	$121	$13

Adjusted Sales Guidance (Unaudited)
(in millions)

	Full Year 2024 Guidance
	Low	High
Net sales	$3,422	$3,575
Spin-off agreement adjustment	(22)	(25)
Adjusted sales	$3,400	$3,550